The information in the preliminary pricing supplement, as amended by this amendment, is not complete and may be changed. The preliminary pricing supplement, as amended by this amendment, is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-222672 and 333-222672-01

Subject to Completion.  Dated November 19, 2019.

Amendment No. 1 to the Preliminary Pricing Supplement dated November 13, 2019 to the Prospectus and Prospectus Supplement, each dated April 5, 2018, the Underlying Supplement No. 1-I dated April 5, 2018 and the Product Supplement No. 4-I dated April 5, 2018

JPMorgan Chase Financial Company LLC

Medium-Term Notes, Series A
$
Capped Buffered Enhanced Participation Basket-Linked Notes due 2021

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the preliminary pricing supplement dated November 13, 2019 related to the notes referred to above with the CUSIP and ISIN referred to below (the “preliminary pricing supplement”), the determination date and the stated maturity date for the notes are set forth below:

Determination date: May 19, 2021

Stated maturity date: May 21, 2021

CUSIP no.: 48132FP59

ISIN no.: US48132FP598

Your investment in the notes involves certain risks, including, among other things, our credit risk.  See “Risk Factors” on page PS-10 of the accompanying product supplement, “Risk Factors” on page US-1 of the accompanying underlying supplement and “Selected Risk Factors” on page PS-16 of the preliminary pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this amendment, the preliminary pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

●	Preliminary Pricing Supplement dated November 13, 2019:

http://www.sec.gov/Archives/edgar/data/19617/000161577419014351/s121316_424b2.htm

●	Product supplement no. 4-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf

●	Underlying supplement no. 1-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

●	Prospectus supplement and prospectus, each dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Amendment No. 1 dated November 19, 2019